[FIDELITY SECURITY LIFE LOGO]


                           LOAN PROVISION ENDORSEMENT

                    FIDELITY SECURITY LIFE INSURANCE COMPANY
                                  3130 BROADWAY
                            KANSAS CITY MO 64111-2406
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This  Endorsement sets out the terms and conditions under which the Company will make loans to an Annuitant. This Endorsement forms a part of the Contract to which it is attached and is effective as of the date of the Contract unless otherwise indicated in writing by the Company. In the case of a conflict with any provisions in the Contract, the provisions of this Endorsement will control.


The Contract is amended as follows:

                                      Loans

REQUIREMENTS: Prior to a Annuitant's Annuity Commencement Date, the Company will make loans in accordance with the provisions of this Endorsement. Any such loans will be made only after the Company has received a properly completed loan application and agreement from the Annuitant. During the accumulation phase you can make a loan out of the fixed account using the contract as collateral. No loans are permitted out of the investment options and no loans are permitted during the income phase. Repayment of the loan will be made into the fixed account. The repayment will then be allocated in the same manner that your purchase payments are being allocated.

No loan will be made for an amount less than $2,000. Nor will a loan be made for an amount which, when combined with the loan balances of all similar loans to the Annuitant, exceeds the lesser of (1) $50,000 reduced by the excess of the highest outstanding loan balance of all other such loans of the Annuitant during the one year period ending on the day before the date the loan is made over the outstanding balance of all similar loans of the Annuitant on the date the loan is made, (2) the greater of 50% of the Annuitant's Contract Value or $10,000, or
(3) 67% of the Annuitant's Contract Value.

Any such loan will be secured by the Annuitant's account held under the terms of the Annuity Contract. The amount of such account which shall be encumbered as security for such loan will always equal the loan balance. That portion of such account encumbered by the loan balance will be credited with interest compounded at the rate of 4% per annum instead of the rate then being paid on such accounts by the Company. That portion of such account which remains unencumbered will continue to be credited with interest at the rate then being paid by the Company on such accounts. The amount of the Annuitant's account to be encumbered shall be determined on a first-in, first-out basis.

INTEREST: Interest will accrue on the loan balance from the effective date of the loan. At any time the loan balance will be the unpaid principal of the loan plus any accrued and unpaid interest.

The company will set the loan interest rate at the beginning of each calendar quarter, and this rate will apply in that quarter to any new or outstanding loan. The loan interest rate will not exceed a maximum rate of 8% per annum.

The Company will notify the Annuitant of the initial loan interest rate at the time a loan is made and of any change in the loan interest rate for an outstanding loan.

REPAYMENT: Any loan made under the terms of this Endorsement must be repaid in substantially equal payments not less frequently than quarterly within a 5-year term, unless used to acquire, construct, reconstruct, or substantially rehabilitate any dwelling unit which within a reasonable time is to be used as the principal residence of the Annuitant. The Annuitant must certify to the Company whether the loan is to be used in this manner and in such event the repayment period may not exceed 10 years. In no event may the repayment period be beyond the Annuitant's required distribution date.

Full repayment may be made at any time by paying the total loan balance. Additional partial repayments may be made at any time. Repayments applied to principal will be applied in the opposite manner in which it is encumbered.

EFFECT ON BENEFITS: If the Annuitant has any outstanding loan under this Endorsement, any withdrawal benefit will be limited to an amount, which when combined with the total of all such loan balances, will not cause the balance of such loan to exceed the limits described above under "Requirements".

All loan balances under this Endorsement must be paid or satisfied in full before any amount is applied on the Annuitant's behalf to provide benefits under the Annuity Options, pay a death benefit, or a Surrender Benefit.

MISCELLANEOUS: The Company reserves its right to delay the making of a loan under the Endorsement for a period not to exceed 6 months from the date a completed loan application and agreement is received by it. The Company also reserves the right to limit the number of loans a Annuitant may have outstanding at any time.

If, at any time, the loan balance exceeds the Contract Value, all rights under the Annuity Contract shall lapse.

This Endorsement is intended to comply with Internal Revenue Code Section 72(p). However the Company assumes no responsibility nor makes any representation regarding the tax consequences resulting from a loan made in accordance with these provisions.

This Endorsement will expire with the Annuity Contract. It is subject to all the provisions, definitions and limitations of the Annuity Contract not inconsistent herewith.

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Secretary                                                     Date


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President                                                     Date